Exhibit (c)(6)

                        HIGH RIVER LIMITED PARTNERSHIP

                                        September 12, 1995

          Robert A. McNeil
          Carole J. McNeil
          McNeil Partners, L.P.
          13760 Noel Road, Suite 700
          Dallas, Texas  75240

          Dear Mr. and Mrs. McNeil:

                    Reference is made to the letter agreement among the undersigned and McNeil Partners, L.P. dated August 24, 1995, as amended by the letter agreement among the undersigned and McNeil Partners, L.P., Inc. dated September 7, 1995 (the "August 24th Letter Agreement"). Capitalized term used but not defined herein shall have the meanings ascribed to them in the August 24th Letter Agreement.

                    The parties to this letter agreement hereby agree that, except as otherwise hereafter agreed in writing by the such parties:

               1. The August 24th Letter Agreement is hereby amended by substituting "September 15, 1995" for "September 12, 1995" in paragraphs 1, 2, 3, 5 and 6 of such August 24th Letter Agreement.

               2. McNeil Partners shall have the absolute right, from time to time through 12 o'clock noon on September 14, 1995, to require High River to extend, and upon receipt of written notice from McNeil Partners, High River shall unconditionally extend, the expiration date of the Offers to Purchase and High River shall, upon receipt of such notice, issue a press release no later than the next business day announcing such extension; provided, however, under no circumstances shall McNeil Partners have the right to require High River to extend the expiration date of the Offers to Purchase beyond September 28, 1995.

               3. Each party to this letter agreement represents and warrants to the other party that during the period commencing upon the termination of its obligations under Paragraphs 1, 2, 3, 5 and 6 of the August 24th Letter Agreement (the "Obligations") and ending upon the execution of this letter agreement, it has not done any act which would have violated the Obligations had they been in effect at that time.

               4. Notwithstanding Paragraph 5 of the August 24th Letter Agreement, McNeil Partners may, in its discretion, mail or cause to be mailed to limited partners of the Partnerships, the attached press release.

               5. Nothing in this letter agreement shall be deemed to be, or shall be, a waiver by either party to this letter agreement of the respective rights under the August 24th Letter Agreement or the letter agreement dated September 7, 1995 among the undersigned and McNeil Partners.

               If the foregoing is acceptable to you, please so indicate by executing this letter in the space provided below.

                                   Very truly yours,

                                   High River Limited Partnership

                                        By: Riverdale Investors Corp., Inc.

                                        /s/ Edward E. Mattner
                                        _____________________________
                                        Edward E. Mattner

                                   /s/ Carl C. Icahn
                                   __________________________
                                   Carl C. Icahn

          Agreed and Accepted

          McNeil Partners, L.P.

               By:  McNeil Investors, Inc.

               /s/ Robert A. McNeil
               ________________________
               Robert A. McNeil
               Chairman

               /s/ Carole J. McNeil
               ________________________
               Carole J. McNeil
               Co-Chairman


          CONTACT: D.F. King & Co., Inc.     The Herman Group, Inc.
                   (800) 628-8538            (800) 658-2007

          FOR IMMEDIATE RELEASE

                      HIGH RIVER TENDER OFFERS FOR MCNEIL
                         LIMITED PARTNERSHIPS EXTENDED

                    Dallas, Texas and New York, New York, September 12, 1995--High River Limited Partnership announced today that it has extended the expiration date of its tender offers (the "Tender Offers") for units of limited partnership interest in each of McNeil Pacific Investors Fund 1972, McNeil Real Estate Fund V, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P. and McNeil Real Estate Fund XXV, L.P. (collectively, the "Partnerships") until 12:00 midnight, New York City time, on September 25, 1995.

                    High River and McNeil Partners, L.P., the general partner of each of the Partnerships ("McNeil Partners"), are currently engaged in settlement discussions which, among other things, may result in settlement of litigation with respect to the Tender Offers. No assurance can be given as to the outcome of those discussions.

                    The Tender Offers are being made pursuant to the Offers to Purchase dated August 3, 1995, as amended and supplemented.